Exhibit 3.2

Spanish>English Translation

Created by Juriscribe®

GAS NATURAL SDG, S.A.

BYLAWS

Spanish>English Translation Created by Juriscribe®

BYLAWS OF GAS NATURAL SDG, S.A.

TITLE ONE

NAME, PURPOSE, DURATION AND REGISTERED OFFICE

Article 1.- NAME.

The Company is called GAS NATURAL SDG, S.A. It was incorporated on January 28, 1843 before the Notary Publics of Barcelona, Mr. José Manuel Planas y Compte and Mr. Jaime Burguerol , acting as notaries in a joint and several capacity (simul et insolidum protocolando), and is governed by these Bylaws, by the provisions regarding the legal rules for corporations (Sociedades Anónimas) and by other applicable provisions.

Article 2.- CORPORATE PURPOSE.

2.1. The purposes of the Company are:

a) The supply, production, transportation and distribution of any kind of fuel gas, as well as the activities of regasification, liquefaction, and storage of fuel gases.

b) Various industrial undertakings with the purpose of obtaining raw materials, the manufacture of equipment and devices used by the Company, and all such equipment and devices that, when sold or rented to individuals, might promote the consumption of gas and the industries whose purpose is to obtain the greatest possible advantage from byproducts.

c) Research into and exploitation of other energies obtained through gas and other alternative energies.

d) The provision of consulting and engineering services in all types of projects relating to energy resources.

e) The acquisition by any means of shares, equity interests, debentures, bonds, preemptive subscription rights, credit rights and coupons of any Company or business concern, and to obtain and manage the yields arising therefrom.

Spanish>English Translation Created by Juriscribe®

2.2. The activities included within the corporate purpose may be indirectly pursued, in whole or in part, by means of stockholdings or interests in companies having the same or a similar purpose.

Article 3.- DURATION.

The Company has an indefinite duration and commenced its operations on the day of its incorporation.

Article 4.- REGISTERED OFFICE.

The Company has its registered office in Barcelona at Av. Portal de l’Angel, 20 y 22.

The Board of Directors may resolve to relocate the registered office within the municipality of Barcelona, as well as the creation, elimination or relocation of branches, agencies, regional offices, representative offices and other offices both in Spain and abroad.

TITLE TWO

SHARE CAPITAL AND SHARES

Article 5.- SHARE CAPITAL.

The share capital is FOUR HUNDRED FORTY-SEVEN MILLION SEVEN HUNDRED SEVENTY-SIX THOUSAND TWENTY-EIGHT EUROS (447,776,028 euros) and is fully-subscribed and paid-up.

Article 6.- SHARES.

The share capital is made up of 447,776,028 shares, each having a par value of one euro, represented by book entries and belonging to a single class.

The shares representing the share capital are considered to be securities and are governed by the regulations of the Securities Market.

Shares represented by book-entries are created as such by virtue of their registration in the corresponding book-entry, which shall reflect the comments contained in the deed of issuance (escritura de emisión) and, if applicable, whether or not they are fully paid-up.

Spanish>English Translation Created by Juriscribe®

The legal capacity to exercise shareholder rights, including, if applicable, transfer, is obtained by registration in the form of book entries, which entails lawful ownership and entitles the holder to require the Company to recognize [the holder] as a shareholder. Such capacity may be evidenced by the display of appropriate certificates issued by the entity responsible for the accounting records.

If the Company makes a payment in favor of a party assumed to have legal capacity, the Company shall free of liability, even if such party is not the actual holder of the share, provided that the payment is made in good faith and without gross negligence.

Article 7.- SHAREHOLDERS’ RIGHTS.

A share confers upon its legal holder the status of shareholder, and attributes thereto the rights granted in the Law and in these Bylaws.

Upon the terms set forth in the Law, and except as otherwise provided therein, a shareholder shall have the following rights, at a minimum:

a) The right to participate in the distribution of corporate profits and in the assets resulting from liquidation.

b) The right to preemptive subscription in the issuance of new shares or convertible debentures.

c) The right to attend and vote at General Meetings and to challenge corporate resolutions.

d) The right to information.

Article 8.- NON-VOTING SHARES.

The Company may issue shares without voting rights for a nominal amount of no more than one-half of its paid-up share capital.

The holders of non-voting shares shall have the right to receive a minimum annual dividend of five percent of the paid-in capital for each non-voting share. Once the minimum annual dividend has been set, the holders of the non-voting shares shall have the right to the same dividend as the dividend corresponding to the ordinary shares.

Spanish>English Translation Created by Juriscribe®

Article 9.- CAPITAL CALLS AND SHAREHOLDER DEFAULT.

A shareholder is required to contribute the portion of capital that has not been paid-in in the form and within the periods resolved at the General Meeting or, in the absence thereof, by resolution of the Board of Directors.

Upon the expiration of the period set for the payment of capital that has not been paid-in, a shareholder who has not done so shall be in default.

A shareholder defaulting in the payment of capital calls may not exercise the right to vote. The amount of the shareholder’s shares shall be deducted from the share capital for purposes of calculating a quorum.

Neither shall the defaulting shareholder be entitled to receive dividends or the preemptive right to subscribe to new shares or convertible debentures. Once the amount of the capital calls has been paid, together with interest due, the shareholder may request the payment of dividends that have not lapsed, but the shareholder may not request preemptive subscription if the period for the exercise thereof has already passed. When a shareholder is in default, the Company may, depending on the circumstances, and taking into account the nature of the contribution that has not been made, demand compliance with the obligation to make disbursement thereof, with the payment of statutory interest and the damages caused by the default, or dispose of the shares for the account and at the risk of the defaulting shareholder, or proceed to attachment of the shareholder’s assets in order to secure cash payment of the portion of capital that has not been delivered, and interest thereon.

If the Company opts for disposal and the sale cannot be effected, the share shall be redeemed, with a consequent reduction of capital, and the amounts already received by the Company on account of the share shall be kept for the benefit of the Company.

The acquirer of a share that has not been paid-up is jointly and severally liable with all preceding transferors, at the discretion of the Company’s management, for payment of the callable portion.

The liability of the transferors shall last for three years from the date of the respective transfer. Any agreement contrary to joint and several liability shall be void. An acquirer that pays may claim the full amount of such payment from subsequent acquirers.

Spanish>English Translation Created by Juriscribe®

Article 10.- SHARE DOCUMENTATION.

Shares that are issued must appear in the corresponding deeds of issuance, in which there shall appear: the name, number of shares, par value and other characteristics and conditions of the shares comprising the issue. In matters regarding such shares, the Company must comply with the regulations of the securities market.

Article 11.- TRANSFER OF SHARES.

Shares may be transferred in the manner provided by current regulations.

Article 12.- JOINT OWNERSHIP AND IN REM RIGHTS TO SHARES.

The rules for joint ownership, usufruct, pledge and attachment of shares of the Company’s shares shall be the rules determined in Articles 66 to 73 of the Corporations Law (Ley de Sociedades Anónimas) and other supplemental provisions.

TITLE THREE

INCREASE IN AND REDUCTION OF SHARE CAPITAL

Article 13.- FORMS OF INCREASE.

An increase in share capital may be effected by the issuance of new shares or by raising the nominal value of existing shares.

In both cases, the exchange value of the capital increase may consist of new cash or non-cash contributions to the Company’s capital, including the set-off of credits/loans to the Company, as well as the conversion of reserves or income already forming a part of such capital.

An increase in capital requires a resolution of the [shareholders acting at the] General Meeting in accordance with the requirements established for amending the Bylaws.

Spanish>English Translation Created by Juriscribe®

Article 14.- DELEGATION TO THE BOARD OF DIRECTORS FOR INCREASES IN SHARE CAPITAL.

The [shareholders acting at a] General Meeting may, in accordance with the requirements established by Law and these Bylaws, delegate the following powers to the Board of Directors:

a) Once the [shareholders acting at the] General Meeting resolve to increase share capital by a particular amount:

1.- To set the date on which the capital increase, in the amount authorized, should be carried out, within a maximum period of one year, except in the case of a conversion of debentures into shares.

2.- To set the terms of the capital increase in all respects not provided for by the resolution of the [shareholders acting at the] General Meeting, within a maximum period of one year, except in the case of a conversion of debentures into shares.

3.- To set the starting and closing dates of the subscription period.

4.- To issue the shares representing the increase.

5.- To announce the amounts subscribed in such capital increase.

6.- To demand the payment and paying-in of capital calls.

7.- To amend the corresponding articles of these Bylaws relating to share capital, incorporating the new figure after the increase base on the amounts actually subscribed, and

8.- In general, to implement the aforementioned resolution.

b) The power to resolve, on one or several occasions, to increase share capital to a particular amount, at the time and in the quantity that it decides, without prior consultation with the [shareholders acting at a] General Meeting. These increases may not in any event be greater than one-half of the Company’s capital at the time of authorization, and must be effected by means of cash contributions within a maximum period of five years from the resolution of the [shareholders acting at the] Meeting.

Spanish>English Translation Created by Juriscribe®

In this event, the Board of Directors shall also be empowered to rewrite the articles of the Bylaws relating to the share capital, once the increase has been approved and carried out.

Article 15.- PREEMPTIVE SUBSCRIPTION RIGHT.

In increases of share capital involving new issues of ordinary or preference shares, existing shareholders and holders of convertible debentures may, within the deadline allowed for such purpose by the Company’s management, which shall be not less than one month from the publication of the announcement of the offer of subscription to the new issue in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil), exercise the right to subscribe a number of shares proportional to the nominal value of the shares that they possess or that would belong to the holders of convertible debentures if the power to convert them had been exercised at such time.

Preemptive subscription rights shall be transferable on the same terms as the shares from which they derive. In the event of an increase charged against reserves, the same rule shall apply to the rights to free allocation of the new shares.

Article 16.- EXCLUSION OF THE PREEMPTIVE SUBSCRIPTION RIGHT.

Preemptive subscription right[s] shall not be available in those cases provided for in applicable regulations or when such rights are eliminated by the [shareholders acting at a] General Meeting or, with the delegation thereof, by the Board of Directors upon compliance with the procedures required by applicable regulations.

Preemptive subscription rights shall be transferable under the same conditions as the shares upon which they are based. In the event of a capital increase charged against reserves, the same rule shall apply to the rights of free allocation of new shares.

Article 17.- REDUCTION OF SHARE CAPITAL.

Share capital may be reduced for the purposes of returning contributions, the cancellation of capital calls, the creation of or increase in the legal reserve or voluntary reserves or the re-establishment of the balance between the Company’s capital and assets, diminished as a result of losses.

A reduction in share capital shall be obligatory when losses have reduced corporate assets to less than two-thirds of capital and one fiscal year has passed without such assets having been restored.

Spanish>English Translation Created by Juriscribe®

TITLE FOUR

DEBENTURES

Article 18.- ISSUANCE OF DEBENTURES.

The Company may issue numbered series of debentures or other securities that acknowledge or establish a debt, provided that the combined amount thereof is not greater than the paid-up share capital plus the reserves that appear in the latest approved balance sheet and revaluation accounts, once they have been accepted by the Ministry of Economy and Finance (Ministerio de Economía y Hacienda).

Article 19.- CONDITIONS TO ISSUANCE.

The conditions to each issue, as well as the ability of the Company to formalize them, when not regulated by Law, shall be subject to the resolutions adopted by the [shareholders acting at a] General Meeting in accordance with these Bylaws.

It shall in all cases be necessary to establish a debenture holders’ defense association or syndicate and for the Company to appoint a person who, as Statutory Examiner (Comisario), shall be present on behalf of future debenture holders at the execution of the indenture (escritura de emisión).

Article 20.- SUBSCRIPTION FOR THE ISSUANCE.

A subscription for debentures signifies full ratification of the indenture and accession to the Syndicate.

Article 21.- DEBENTURE HOLDERS’ SYNDICATE.

Once the indenture has been recorded, a syndicate of debenture holders shall be formed among the parties acquiring the debentures to the extent they receive the bond certificates or the relevant book entries are made.

Spanish>English Translation Created by Juriscribe®

Normal expenses incurred in maintaining the Syndicate shall be the responsibility of the Company, but may not in any event exceed 1 percent of the annual interest accruing upon the debentures that have been issued.

Article 22.- REDEMPTION.

The Company may redeem debentures that have been issued:

a) By redemption or prepayment, pursuant to the terms of the indenture.

b) As a result of agreements entered into between the Company and the Debenture Holders’ Syndicate.

c) By acquisition on the Stock Market for purposes of the redemption thereof.

d) By conversion into shares, with the consent of the holders.

TITLE FIVE

GOVERNING BODIES OF THE COMPANY

Article 23.- CORPORATE BODIES.

The Company’s governing bodies are the [shareholders acting at a] General Shareholders’ Meeting and the Board of Directors.

CHAPTER I

THE GENERAL MEETING

Article 24.- GENERAL MEETING.

The shareholders, assembled at a duly convened General Meeting, shall decide by majority vote on the matters within the competence of the [shareholders acting at the] Meeting.

Spanish>English Translation Created by Juriscribe®

All shareholders, including those who dissent and who have not taken part in the meeting, are subject to the resolutions [passed at] the General Meeting.

Article 25.- TYPES OF MEETINGS.

General Meetings may be ordinary or extraordinary.

Article 26.- ORDINARY GENERAL MEETING.

An Ordinary General Meeting, after being duly convened, must meet within the first six months of each fiscal year in order to, at a minimum, pass judgment on the corporate management, approve, if appropriate, the accounts of the prior fiscal year, and determine the distribution of earnings.

The [shareholders acting at the] Meeting may also determine any other matters submitted for the consideration thereof.

Article 27.- EXTRAORDINARY GENERAL MEETING.

Any Meeting not provided for in the preceding Article shall be deemed an Extraordinary General Meeting.

Article 28.- CALLING OF THE GENERAL MEETING.

An ordinary or extraordinary General Meeting must be called by the Board of Directors by means of an announcement published in the Official Gazette of the Commercial Registry and in a widely-circulated newspaper in the province at least fifteen days prior to the date on which it is due to be held, except in cases of merger or split-off, in which case the meeting must be convened one month in advance.

The announcement shall state the date of the meeting on first call, and all matters to be dealt with therein. It may also report the date on which the Meeting shall, if appropriate, be held on second call.

There must be a period of at least twenty-four hours between the first and second meeting.

Spanish>English Translation Created by Juriscribe®

If a duly called General Meeting is not held on first call, and the announcement does not provide for the date of the second call, it must be announced, with the same publication requirements as the first, within fifteen days following the date of the Meeting not held and eight days prior to the date of the meeting.

Article 29.- POWER AND OBLIGATION TO CALL A MEETING.

The Board of Directors may call an Extraordinary General Shareholders’ Meeting whenever it so deems appropriate to the interests of the company.

It must also call such Meeting when so requested by a number of shareholders holding at least five percent of the share capital, and who state in their request the matters to be dealt with at the Meeting. In this event, the Meeting must be called to be held within thirty days of the date on which the Board of Directors was notarially requested to call such meeting.

The Board of Directors shall prepare an agenda, which must include the matters in the request.

Article 30.- UNIVERSAL MEETING.

Notwithstanding the provisions of the foregoing articles, a Meeting shall be deemed to be called and [a valid quorum to exist] to deal with any matter, provided that all of the share capital is present and the parties attending unanimously consent to the holding of the Meeting. In this event, the Meeting may be held anywhere.

Article 31.- [QUORUM FOR] THE MEETING.

A [valid quorum] for a General Meeting shall exist on first call when shareholders present in person or by proxy hold at least twenty-five percent of the subscribed voting capital.

On second call, a [valid quorum] for the Meeting shall exist regardless of the capital present thereat.

Article 32.- SPECIAL RESOLUTIONS AND MAJORITIES. QUORUM.

In order for [the shareholders acting at] an ordinary or extraordinary General Meeting to be able to validly resolve upon an issuance of debentures, an increase or decrease in capital, a conversion, merger or split-off of the Company, and generally, any amendment to the Bylaws, the Meeting must

Spanish>English Translation Created by Juriscribe®

be attended by shareholders in person or by proxy holding at least fifty percent (50%) of subscribed voting capital. On second call, attendance by [shareholders representing] twenty-five percent (25%) of such capital shall suffice.

When there is attendance by shareholders representing less than fifty percent (50%) of subscribed voting capital, the resolutions referred to in the preceding paragraph may only be validly adopted with the favorable vote of [shareholders] present at the Meeting in person or by proxy [representing] two-thirds of the capital.

Article 33.- ATTENDANCE RIGHTS.

Shareholders that, individually or in conjunction with others, are holders of 100 shares, may attend the General Meeting, provided that the shares have been recorded in the corresponding book-entry system five days prior to the holding thereof, and that they provide themselves, in the manner set forth in the call to meeting, with the corresponding attendance card evidencing compliance with such requirements, which shall be issued in registered form by the entities legally charged with the issuance thereof.

The members of the Board of Directors must attend the General Meetings.

Executives, Managers and Technicians of the Company may attend General Meetings when invited by the Board of Directors.

The Chairperson may authorize attendance by any other person that he or she deems fit, although the [shareholders acting at the] Meeting may revoke such authorization.

Article 34.- PROXY REPRESENTATION.

Any shareholder having the right to attend may be represented at the General Meeting through another person, who must be a shareholder having an equal right to attend, and informing the company of the proxy granted at least 3 days prior to the holding of the meeting.

Except as provided in Article 108 of the Corporations Law, proxy representation must be granted in writing specifically for each Meeting. Proxy representation is always revocable. Personal attendance at the Meeting by the proxy-giver shall amount to revocation.

Spanish>English Translation Created by Juriscribe®

Article 35.- CHAIRMANSHIP AND VICE-CHAIRMANSHIP OF THE GENERAL MEETING.

The Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence thereof, by the Vice-Chairman, and if there are several, in accordance with their order, and if there is no such order, then beginning with the oldest or, in the absence of all of them, by the Director elected in each case by the shareholders attending the meeting.

The Chairman shall be assisted by a Secretary, who shall be that of the Board of Directors, and in the absence thereof, the Assistant Secretary if any, and in the absence thereof, the person appointed by the [shareholders acting at the] Meeting [themselves].

Article 36.- ATTENDANCE REGISTER.

Prior to commencing with the agenda, an attendance register shall be prepared stating the capacity or representation of each attendee the number of shares of their own or held on behalf of others with which they are attending.

The attendance register may also be prepared using a card index file, or be incorporated into a computerized storage medium. In these cases, the medium used shall be recorded in the minutes of the Meeting, and the appropriate note of identification, signed by the Secretary and with the approval of the Chairman, shall be made out on the sealed cover of the aforesaid card index file or storage medium.

At the end of the register, the number of shareholders present in person or by proxy shall be stated together with the amount of capital held by them and a specification of the capital corresponding to shareholders with voting rights.

Article 37.- DELIBERATION AND ADOPTION OF RESOLUTIONS.

Upon commencement of the session, the Secretary shall read aloud the items making up the agenda.

Following the participation of the Chairman of the Board of Directors, and the persons authorized thereby, the Chairman shall open the floor to shareholders who wish to speak, leading the debate and maintaining it within the limits of the agenda, except as provided in Articles 131 and 134 of the

Spanish>English Translation Created by Juriscribe®

Consolidated Text of the Corporations Law. The Chairman shall bring debate to an end when the matter has, in the Chairman’s judgment, been sufficiently debated, and shall then submit the various proposed resolutions to a vote.

Resolutions shall be passed by the favorably vote of [shareholders representing] the majority of voting capital, present in person or by proxy at the Meeting, except as otherwise provided in the Law and in these Bylaws.

Article 38.- RIGHT TO INFORMATION.

Shareholders may request any reports or explanations that they consider necessary in respect of the matters on the agenda, either in writing beforehand or verbally during the Meeting. The Board of Directors shall be obliged to provide such reports and explanations except in cases where, in the Chairman’s opinion, public exposure of the information requested may be detrimental to the interests of the Company.

This exception shall not apply when the request is supported by shareholders representing at least one-quarter of the capital.

Article 39.- MINUTES OF THE MEETING.

The minutes of the Meeting may be approved by the [shareholders acting at the] Meeting after it has been held and, in the absence of such approval, within a period of fifteen days, by the Chairman of the Meeting and two inspectors, one on behalf of the majority and the other for the minority.

The minutes approved in either of these two manners shall be binding as of the date of their approval.

In the event that the Meeting is held in the presence of a Notary requested by the Board of Directors to take minutes in accordance with Article 114 of the Corporations Law, the notarial certificate shall be regarded as the minutes of the Meeting, and approval thereof shall therefore not be necessary.

Article 40.- CHALLENGE OF CORPORATE RESOLUTIONS.

The resolutions adopted [by the shareholders at] General Meetings may be challenged in the cases and by means of the procedures established in applicable legislation.

Spanish>English Translation Created by Juriscribe®

CHAPTER II

THE BOARD OF DIRECTORS

Article 41.- BOARD OF DIRECTORS.

The administration of the Company is entrusted to a Board of Directors, which shall comprise a minimum of ten and a maximum of twenty Directors, who may be re-elected indefinitely.

The [shareholders acting at the] General Meeting shall determine the number thereof, as well as the appointment and removal of Directors.

The position of Director may be resigned, revoked and re-elected.

Those persons declared to be incompatible to the extent and under the conditions set by Law 12/1995, of May 11, as well as those who fall under the provisions of Article 124 of the Corporations Law or other legal provisions, are prohibited from holding any position within the Company or exercising them, if applicable.

Article 42.- TERM AND INTERIM APPOINTMENT.

The term of a Director shall be three years. Directors may be re-elected at the end of the term for which they were appointed.

For purposes of this Article, an appointment shall be deemed to have expired upon holding of the Meeting following the expiration of the term thereof or the passage of the legal term for holding the next Ordinary General Meeting.

If vacancies occur during the period for which Directors were appointed, the Board may designate persons from among the shareholders to fill the positions until the next General Meeting is held.

Spanish>English Translation Created by Juriscribe®

Article 43.- REPRESENTATION OF THE COMPANY.

The power to represent the Company in or out of court rests with the Board of Directors.

This representation shall extend to all actions included within the corporate purpose as set forth in these Bylaws.

Article 44.- REMUNERATION.

The remuneration of the Board of Directors shall consist of a maximum of 10% of annual profits, and shall be determined within this limit in proportion to the number of Directors serving at the time.

Such remuneration may only be withdrawn from net profits after covering the reserves required by law and the bylaws and allocating to the ordinary shares a dividend of not less than 4 percent of the nominal value thereof.

The Board shall distribute it among its members pursuant to its own resolution.

Directors may receive additional remuneration by delivery of shares of the Company, stock options or other securities which entitle them to obtain shares, or via remunerative systems indexed to the listing price of the shares. The application of such systems must be [authorized by] resolution of the [shareholders acting at the] General Meeting, which shall determine the value of the shares to be taken as a reference, the number of shares to be delivered to each Director, the exercise price of the options, the duration of the approved system and any other conditions deemed appropriate.

The Board of Directors may apply incentive formulas consisting of the delivery of shares of the Company, options thereon, other securities giving the right to obtain shares or indexed to the listing price of the shares, in order to remunerate personnel of the Company or that portion thereof that it deems appropriate, always in compliance with the requirements set forth in the Corporations Law, the Securities Market Law (Ley de Mercado de Valores) and other norms applicable to these circumstances, especially the prior approval of the [shareholders acting at the] General Meeting, when required.

The payments provided for in this article shall be compatible with and independent of the salaries, remuneration, compensation, pension, stock option or recompense of any kind established generally or particularly for those members of the Board of Directors who carry out executive duties, whatever the nature of their relationship with the company, The payments provided for in this article shall be compatible with and independent of the salaries, remuneration, indemnification, pension, stock

Spanish>English Translation Created by Juriscribe®

option of recompense of any kind established generally or particularly for those members of the Board of Directors who perform executive duties, whatever the nature of their relationship with the company, whether [the relationship is that of] employment - common or especially that of senior management - commercial or service provider, which relationships shall be compatible with their status as a member of the Board of Directors.

Article 45.- LIABILITY.

Directors shall perform their duties with the diligence of an ordinary businessman and loyal representative. They must preserve the secrecy of confidential information, even after they have relinquished their posts.

Article 46.- CALL TO MEETING AND VENUE.

The Board shall meet as often as it is called to meet by the Chairman or whoever may be acting in the Chairman’s stead, upon its own initiative, or at the request of one-third (1/3) of the Directors. Meetings shall take normally take place at the registered office, but may also be held in such other pace as may be determined by the Chairman.

Without prejudice to the provisions of the preceding paragraph, when the law so allows, resolutions may be adopted without a meeting and in writing, and conforming to the requirements and formalities established in the Regulations of the Commercial Registry (Reglamento del Registro Mercantil).

The call to meeting shall be made by telex, telegram, fax or letter to each of the Directors. However, there shall be a valid [quorum] of the Board without prior call provided that all of the Directors are present in person or by proxy and unanimously agree to the holding of the Board [meeting].

Article 47.- [QUORUM FOR MEETINGS] OF THE BOARD OF DIRECTORS.

There shall be [a valid quorum for a meeting of] the Board of Directors when attended in person or by proxy by at least one-half plus one of the number of Directors established by the [shareholders acting at a] General Meeting.

Directors unable to attend may grant a proxy to another Director, with no limit applying to the number of proxies that each Director may hold. The proxy must be granted by any written medium, including telegram, telex or fax.

Spanish>English Translation Created by Juriscribe®

Meetings of the Board of Directors may be attended by any person that the Chairman deems appropriate.

Article 48.- POSITIONS WITHIN THE BOARD OF DIRECTORS.

The Board elects from among its members a Chairman and may appoint one or more Vice Chairmen, determining an order of priority among them. In the event of vacancy, absence or illness, the Chairman shall be replaced by the first Vice Chairman, if any, and in the absence thereof, by the other Vice Chairmen, in their order of priority; in the absence of all of them, the duties of Chairman shall be performed by the Director elected for such purpose on a temporary basis.

The Board shall also have the power to elect a Secretary, who may or may not be a Director. The Board may also appoint an Assistant Secretary, who shall assist the Secretary and replace the Secretary in the event of vacancy, absence or illness. In the absence thereof, the Secretary shall be replaced by the youngest Director among those present at the meeting.

Article 49.- DELIBERATION AND ADOPTION OF RESOLUTIONS.

Upon commencement of the meeting, the Secretary shall read aloud the items making up the agenda, [and the Board] shall proceed to discuss and vote upon them.

The Board shall deliberate on the matters contained in the agenda.

Resolutions shall be adopted by absolute majority of those present in person or by proxy at the meeting in question.

Resolutions of the Board of Directors shall be recorded in minutes that shall be written out or transcribed in the corresponding minute book, with a statement of facts required by applicable legislation.

The minutes shall be approved by the Board of Directors itself, at the end of the meeting or at another subsequent meeting. The minutes may also be approved by the Chairman and two Directors attending the meeting of the Board to which the minutes refer, appointed at each session by the Board itself.

Spanish>English Translation Created by Juriscribe®

Article 50.- DELEGATION OF POWERS.

The Board of Directors may appoint from among its own number one or more Executive Committees and appoint one or more Chief Executive Officers (Consejeros Delegados) and delegate to them, either temporarily or permanently, all or a portion of its functions, except those that, legally or by resolution of the [shareholders acting at a] General Meeting, are within the exclusive competency thereof, or may not be delegated by the Board.

In order to be valid, the permanent delegations of powers by the Board of Directors to the Executive Committee and/or the Chief Executive Officer and the appointment of the Directors who are to occupy such positions shall also require the favorable vote of two-thirds of those making up the Board in line with the number determined by the [shareholders acting at a] General Meeting, and shall not have any effect until registration thereof with the Commercial Registry.

Article 51.- COMPOSITION OF THE EXECUTIVE COMMITTEE.

The Board of Directors itself shall in each case determine the composition of the Executive Committee and the persons who hold positions therein. To the extent that the Board of Directors has not determined or passed rules governing the operation of the Executive Committees, the provisions of these Bylaws and the Corporations Law for the operation of the Board of Directors shall be applied by analogy.

Directors appointed as members of the Executive Committee shall carry out their duties during the term of their appointment as Directors and during any successive re-elections, unless the Board revokes the appointment.

Article 51 bis.- AUDIT COMMITTEE.

The Company shall have an Audit Company, with a name that the Board considers appropriate, made up of at least three Directors appointed by the Board of Directors itself. The majority of the members of the Committee shall be non-executive Directors. The Chairman thereof shall be elected from among such non-executive Directors, must be replaced every four years, and may be re-elected one year after relinquishing his post.

Spanish>English Translation Created by Juriscribe®

Such Committee shall have the following powers, among others:

1.- To report to the [shareholders at the] General Meeting regarding issues raised thereat on matters within its competence.

2.- To propose to the Board of Directors, for submission to the [shareholders at the] General Shareholders’ Meeting, the appointment of the External Account Auditors referred to in Article 204 of the Restated Text of the Corporations Law, approved by Royal Legislative Decree 1564/989, of December 22.

3.- To supervise the internal Auditing services.

4.- To know the process of [gathering] financial information and the internal control systems of the Company.

5.- To maintain relations with the external auditors in order to receive information regarding those matters which might compromise the independence thereof and any other matters relating to the process of Auditing accounts, as well as any other communications provided for in legislation on the Auditing of accounts and technical regulations on Auditing.

6.- Any other duty entrusted to it by the Board of Directors, either generally or specifically.

The Committee shall meet with a frequency to be determined and whenever called to meeting by its Chairman or at the request of two of its members, and shall adopt its decisions and recommendations by majority vote.

Article 52.- POWERS OF THE BOARD OF DIRECTORS.

The powers of the Board of Directors are:

1. To accept, where appropriate, the resignations of its members.

2. To take steps and execute contracts that are necessary or appropriate to carry out the corporate purpose, without excluding those regarding the acquisition or disposal of real property, the creation of in rem rights, including those of mortgage and in particular of leasing, and pass resolutions regarding all kinds of deals and transactions permitted to the Company by the Bylaws thereof.

Spanish>English Translation Created by Juriscribe®

3. To draw, accept, collect, pay, endorse, protest, discount, guarantee and negotiate commercial or financial bills of exchange, promissory notes, checks, receipts and other draft or exchange documents. To endorse and discount receipts, all kinds of commercial paper, and orders or orders to pay drawn on the Treasury, banks, savings institutions and other entities at which the Company holds securities, bills, cash or any other kind of assets, setting the terms thereof.

4. To make all types of payments, making the provisions needed to duly comply with all obligations of the Company and to demand appropriate receipts and letters acknowledging payment.

5. To demand, collect and receive all money due that for any reason must be credited or paid to the Company in cash, bills or any other type of payment by individuals, banking entities or any other kind of entity, by the Government, Autonomous Communities, Provinces, Islands or Municipalities, and, generally, by any other public or private entity. To give and demand receipts and letters acknowledging payment, [and] to fix and settle account balances. To determine the form of payment of amounts owed to the Company, to grant extensions and to set due dates and amounts.

To accept all types of real and personal security, including mortgage, moveable and immovable collateral, and transferred and registered pledges, along with the agreements, clauses and terms that it considers appropriate, and to cancel them once the secured amounts or credits have been received; to accept awards from debtors of moveable or immovable assets in full or part payment of their debts and to appraise such debts; to take any legal or extrajudicial measures regarding debtors’ assets that it considers necessary or appropriate to defend the rights and interests of the Company.

6. To approve the granting of sureties and the standing of bonds.

7. To resolve upon credit and loan transactions that may be in the interests of the Company.

8. To determine whatever is necessary for the issuance of debentures in accordance with the resolutions of the [shareholders acting at a] General Meeting.

9. To call Ordinary and Extraordinary General Meetings and to carry out the resolutions thereof.

10. To prepare the annual accounts, the management report and the proposed distribution of earnings from the fiscal year, and to submit them to the [shareholders at the] General Meeting on an annual basis.

Spanish>English Translation Created by Juriscribe®

11. To resolve upon the distribution of funds on account of dividends, after compliance with the requirements and conditions established by law.

12. To grant powers-of-attorney to specific persons , whether such powers-of-attorney are general or special for specific acts or to take action in particular branches or fields of the corporate business.

13. To resolve upon whatever it considers appropriate as regards the exercise of the Company’s rights and resources before ordinary or special courts and tribunals of any jurisdiction, as well as to file ordinary or extraordinary appeals, appointing legal representatives, court representatives and lawyers to represent and defend the Company for such purposes, [and] conferring upon them as necessary the appropriate general or special power-of-attorney, including to reach agreement on or withdraw from conciliations/mediations, proceedings, suits, claims, appeals and actions of any kind and at any stage of the proceeding, to request the suspension thereof and [to take any measures] that may be required, including full authority to reach in-court settlements, and to respond to interrogatories.

14. To appear before any Government Authority or State-owned Company of Spain, the European Economic Community or other States, as well as the Autonomous Communities, Provinces, Islands and Municipalities and to initiate and carry through to completion any administrative proceedings before any of them, to withdraw therefrom and to accept decisions [thereon], with full powers to execute all acts permitted by relevant legislation.

15. To resolve any questions that may arise regarding the interpretation of the Bylaws.

16. The [powers] specifically conferred in certain articles of the Bylaws.

This definition of the powers of the Board is by way of example only and does not in any way limit its broad powers to direct and administer the business and interests of the Company in all matters not specifically reserved to the competence of the [shareholders acting at a] General Shareholders’ Meeting.

Article 53.- CHALLENGE OF RESOLUTIONS OF THE BOARD OF DIRECTORS.

Directors, and shareholders representing five percent of the share capital, may challenge void and voidable resolutions of the collective management bodies, in accordance with the terms and the procedure established by law.

Spanish>English Translation Created by Juriscribe®

TITLE SIX

ANNUAL ACCOUNTS

Article 54.- FISCAL YEAR.

The fiscal year shall commence on January 1 and shall end on December 31 of each year.

Article 55.- ANNUAL ACCOUNTS.

The annual accounts, forming a [single] unit, shall comprise the Balance Sheet (Balance), the Profit and Loss Account (Cuenta de Pérdidas y Ganancias) and the Notes to the Accounts (Memoria). Such documents must be drawn up in such a way as to give a true and accurate image of the Company’s assets, financial situation and results, in accordance with the provisions of law.

Article 56.- CONTENTS OF THE ANNUAL ACCOUNTS.

The Balance Sheet shall contain, with due separation, the property and rights that make up the Company’s assets and the obligations making up the liabilities thereof, [and] specifying the shareholders’ equity. The structure of the Balance Sheet shall conform to the provisions of the Corporations Law and other applicable legal provisions.

The Profit and Loss Account shall contain, also with due separation, the income and expenses of the fiscal year and, by subtraction, the earnings thereof. It shall distinguish ordinary operating earnings from other earnings or those stemming from circumstances of an extraordinary nature. The Profit and Loss Account must conform to the structure set forth in the Corporations Law and other applicable legal provisions.

The Notes to the Accounts shall supplement and expand and remark upon the information contained in the Balance Sheet and in the Profit and Loss Account. The Notes to the Accounts shall contain the statements provided by the Corporations Law and other applicable legal provisions.

Spanish>English Translation Created by Juriscribe®

Article 57.- MANAGEMENT REPORT.

The management report must contain, at a minimum, a true and accurate statement of the progress of business and [current] situation of the Company. The report must also include statements regarding important events for the Company that have occurred after the close of the fiscal year, the likely future evolution of [the Company], its activities regarding research and development and acquisitions of its own stock, in accordance with the Law.

Article 58.- AUDIT OF ACCOUNTS.

The annual accounts and the management report must be reviewed by the account auditors in accordance with the provisions of law. The auditors shall also verify the conformity of the management report with the annual accounts for the fiscal year. The auditors shall have a minimum period of one month from the time of delivery to them of the accounts signed by the directors in order to submit their report.

Article 59.- APPOINTMENT OF AUDITORS.

The persons charged with auditing the accounts shall be appointed by the [shareholders acting at a] General Meeting before the close of the fiscal year to be audited, for a period of time that may not be less than three years nor greater than nine. The account auditors may not be re-appointed until the passage of three years from the end of the previous period. The [shareholders acting at a] General Meeting may appoint one or several natural or legal persons as auditors, who shall act jointly. If the appointees are natural persons, the [shareholders acting at the] Meeting must appoint as many alternates as serving auditors.

Article 60.- PREPARATION OF THE ANNUAL ACCOUNTS.

Within a maximum period of three months from the close of the fiscal year, the Board of Directors must prepare the annual accounts, management report and proposed allocation of earnings, together, where appropriate, with the consolidated accounts and management report. The annual accounts and the management report must be signed by all the Directors. Should any of their signatures be missing, this circumstance shall be indicated on each of the documents in which it is missing, with an express statement of the reason.

Spanish>English Translation Created by Juriscribe®

Article 61.- APPROVAL OF THE ANNUAL ACCOUNTS.

The annual accounts shall be approved by the [shareholders acting at a] General Shareholders’ Meeting, which shall [also] resolve upon the allocation of earnings from the Fiscal Year, in accordance with the approved Balance Sheet.

Article 62.- LEGAL RESERVE.

A figure equal to ten percent of the profits from the fiscal year shall in all events be allocated to the legal reserve, until this reserve amounts to at least twenty percent of share capital. For so long as it does not exceed such limit, the legal reserve may only be allocated to the set-off of losses, in the event that there are no other reserves sufficient for this purpose, without prejudice to the provisions of Article 157 of the Corporations Law.

Article 63.- BYLAW-MANDATED RESERVE.

A figure equal to two percent of the profits from the fiscal year shall be allocated to fund the bylaw-mandated reserve until it amounts to at least ten percent of share capital. When the bylaw-mandated fund has reached ten percent of share capital by the accumulation of successive contributions, this allocation shall cease to be an obligatory requirement, unless otherwise resolved by the [shareholders acting at a] General Meeting at the proposal of the Board of Directors. Should it disappear or diminish, the two percent of yearly profits shall again be used to replenish it.

Article 64.- DISTRIBUTION OF DIVIDENDS.

Once the allocations provided by Law and the Bylaws have been met, dividends may only drawn against the profits for the fiscal year, or against freely available reserves, if the value of net book equity (patrimonio neto contable) is not, or as a consequence of the dividend will not be, less than the share capital. If there are losses from prior fiscal years that cause such the Company’s equity value to be less than the amount of share capital, profits shall be allocated to offset these losses.

Article 65.- AMOUNTS [DISTRIBUTED] ON ACCOUNT OF DIVIDENDS.

The distribution among the shareholders of amounts on account of dividends may only be approved by the [shareholders acting at a] General Meeting or by the Board of Directors under the following conditions:

1) The Board of Directors shall prepare a financial statement stating that there is sufficient liquidity for the distribution. This statement shall subsequently be included in the Notes to the Accounts.

Spanish>English Translation Created by Juriscribe®

2) The amount to be distributed may not exceed the amount of earnings obtained since the end of the last fiscal year after deduction of losses from previous fiscal years and of amounts that must be allocated to the reserves pursuant to Law or the provisions of the Bylaws, as well as the estimated tax due on such earnings.

Article 66.- FILING OF THE ANNUAL ACCOUNTS.

Within the month following approval of the annual accounts, certification of the resolutions of the [shareholders acting at a] General Meeting approving the annual accounts and the allocation of earnings, to which there shall be attached a copy of each of such accounts as well as the management report and the auditors’ report, shall be presented for filing with the Commercial Registry corresponding to the registered office.

TITLE SEVEN

DISPUTE RESOLUTION, AMENDMENT OF THE BYLAWS, DISSOLUTION AND LIQUIDATION

Article 67.- DISPUTE RESOLUTION.

Except in those cases in which the Law provides a [specific] procedure, all legal issues, disputes and claims that may arise between the company and the shareholders, or between the shareholders themselves on account of corporate matters, shall be resolved by arbitration at law, which shall take place in the place where the Company has established its registered office, through the participation of one or three arbitrators, in accordance with the procedure set forth in Law 36/1988 of December 5 on the Legal Rules for Arbitration, and with the obligation to comply with the arbitral award that is issued.

The Courts and Tribunals of the place of the Company’s registered office shall be competent to hear all other cases.

Spanish>English Translation Created by Juriscribe®

Article 68.- AMENDMENT OF THE BYLAWS.

Amendments to the Bylaws must be resolved upon by the [shareholders acting at a] General Meeting, and the meeting of the following requirements:

1) That the Board of Directors or, where appropriate, the shareholders responsible for the proposal, prepare a written report to justify the proposed amendment.

2) That the call to meeting sets forth with due clarity the points affected by the proposed amendment, as well as the right of all the shareholders to examine the full text of the proposed amendment and the report thereon at the registered office and to request that such documents be delivered or sent [to them] free of charge,

3) That the resolution be adopted by the [shareholders acting at a] General Meeting, in accordance with the provisions of these Bylaws.

4) In all events, the resolution shall be placed on record by means of a public instrument shall be recorded with the Commercial Registry and published in the Official Gazette thereof.

Article 69.- MERGER AND SPLIT-OFF.

A merger or split-off of the Company must be resolved upon by the [shareholders acting at a] General Shareholders’ Meeting called at least one month in advance of the date provided for the holding thereof and with the publicity required by law. The resolution must be adopted by the [shareholders acting at the] Meeting in accordance with the requirements and procedures provided by law.

Article 70.- DISSOLUTION OF THE COMPANY.

The Company shall be dissolved by resolution of the [shareholders acting at a] General Meeting and in the other circumstances provided by applicable legislation.

Article 71.- LIQUIDATION OF THE COMPANY.

A liquidation period shall commence upon dissolution of the Company, except in those cases of merger or total spin-off or any other wholesale transfer of assets and liabilities.

Spanish>English Translation Created by Juriscribe®

Representation [of the Company] by the Board of Directors shall cease from the moment in which the Company is declared to be in liquidation, upon the terms set forth in the Corporations Law, and the [shareholders acting at the] General Meeting where the dissolution was approved shall appoint an odd number of persons to carry out such liquidation, and shall approve the rules to carry it out, in accordance with the provisions of applicable legislation.

Upon completion of the liquidation, the liquidators shall prepare a final balance sheet, upon which the inspectors, if appointed, shall pass judgment. They shall also determine the portion of the corporate assets that must be distributed [in proportion to] each share.

This balance sheet shall be submitted for approval by the [shareholders acting at a] General Meeting and shall be published in the Official Gazette of the Commercial Registry and in a widely-circulated newspaper in the Province where the registered office is located.

ADDITIONAL PROVISION

These Bylaws shall be applied and interpreted in accordance with the provisions of the Corporations Law of December 22, 1989, the Commercial Code and provisions supplemental thereto, and may only be amended in accordance with the requirements of applicable legislation and the Bylaws themselves.

ADDITIONAL PROVISION BIS

Acts of communication and information that are mandatory, necessary or voluntary between the Company, the shareholders and the Directors may be arranged by electronic and other means of communication at a distance, regardless of who the issuer or addressee of the communication may be. For these purposes, the security of the systems and the rights must be assured in all cases.

The provisions of the preceding paragraph shall be applicable to the holding [of meetings], voting and adoption of resolutions by the various governing bodies of the Company, as well as to the request and grant of proxies for General Shareholders’ Meetings.

In order to exercise proxy rights at General Meetings through electronic or telematic means of communication at a distance or to cast a vote in advance or at the Meeting through such means, those means must provide full assurances for the shareholders regarding the proxy granted and the

Spanish>English Translation Created by Juriscribe®

identity of the person represented. Pursuant to the provisions, if any, in the Rules for the General Shareholders Meeting, the Board of Directors may determine the need for a recognized electronic signature or other systems which, though not meeting such requirement, the Board deems provide sufficient assurances of the authenticity and identification of the shareholder.

TRANSITIONAL ARTICLE

DELEGATION TO THE BOARD OF DIRECTORS.

By resolution of the [shareholders acting at the] Ordinary General Shareholders’ Meeting held on April 30, 2002, the Board of Directors of the Company has been authorized to increase the share capital by TWO HUNDRED TWENTY-THREE MILLION EIGHT HUNDRED EIGHTY-THOUSAND AND FOURTEEN EUROS (223,888,014 Euros) within a period of five years, by means of a cash disbursement on one or more occasions, at the time and in the amounts that it decides, issuing voting or non-voting shares, without requiring further authorization from the [shareholders acting at a] General Meeting, as well as to amend the articles of the Bylaws required for the increase or increases of capital made pursuant to such authorization, all in accordance with the provisions of Article 153.1, b) of the Corporations Law.